Exhibit 5.1
Valero L.P. One Valero Place San Antonio, Texas 78212 October 7, 2003
Board of Directors Valero GP, LLC One Valero Place San Antonio, Texas 78212 Ladies and Gentlemen:

        I am Managing Counsel and Corporate Secretary of Valero GP, LLC ("Valero GP"), a Delaware limited liability company and the general partner of Riverwalk Logistics, L.P. ("Riverwalk"), a Delaware limited partnership and the general partner of Valero L.P. , a Delaware limited partnership (the "Partnership"). This opinion is being delivered in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-8 (the "Registration Statement") relating to the offer and sale by the Partnership of up to 500,000 common units representing limited partner interests in the Partnership (the "Common Units"), which are subject to issuance by the Partnership under the Valero GP, LLC 2003 Employee Unit Incentive Plan (the "Plan").

        In connection with this opinion, I have examined originals or copies, certified or otherwise identified to my satisfaction, of (i) the Plan, (ii) the Registration Statement, (iii) the Partnership’s agreement of limited partnership, as amended to date (the "Partnership Agreement") and (iv) certain resolutions of the Board of Directors of Valero GP, LLC. I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such other documents, certificates and records as I have deemed necessary or appropriate, and I have made such investigations of law, as I have deemed appropriate as a basis for the opinions expressed below.

        In rendering the opinions expressed below, I have assumed and have not verified (i) the genuineness of the signatures on all documents that I have examined, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents supplied to me as originals and (iv) the conformity to the originals of all documents supplied to me as certified or photostatic or faxed copies.

        Based upon and subject to the foregoing and subject also to the limitations, qualifications, exceptions and assumptions set forth herein, I am of the opinion that the Common Units have been duly and validly authorized and, when issued and delivered against payment therefor in accordance with the terms of the Plan will be fully paid (to the extent required in the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by certain provisions of the Delaware Revised Uniform Limited Partnership Act).

        I express no opinion other than as to the federal laws of the United States of America and the Delaware Revised Uniform Limited Partnership Act. I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and being named as counsel for Valero GP in the Registration Statement and in any amendment thereto. In giving this consent, I do not admit that I am an "expert" under the Act or under the rules and regulations of the Commission relating thereto, with respect to any part of the Registration Statement, including this exhibit to the Registration Statement.

Very truly yours,
/s/ Bradley C. Barron
Bradley C. Barron